Exhibit 3.1

to Current Report on Form 8-K

of The Greenbrier Companies, Inc.

Filed with the Securities and Exchange Commission

On January 10, 2022

The first sentence of Article III, Section 1 of the Bylaws shall be amended effective at the conclusion of the current term of the Class I Directors on January 7, 2022 by replacing the word “twelve” with the word “ten” such that the first sentence reads in its entirety as follows:

“The number of Directors which shall constitute the whole of the Board of Directors shall be fixed at no less than three and no more than ten.”